EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Luvu Brands, Inc. 2015 Equity Incentive Plan of our report dated October 13, 2023 with respect to the consolidated financial statements of Luvu Brands, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2023.

/s/ Assurance Dimensions

Assurance Dimensions

Tampa, Florida

October 13, 2023